Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 14, 2010, relating to the consolidated financial statements (which report expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph concerning substantial doubt about the Company’s ability to continue as a going concern) and the effectiveness of internal control over financial reporting, which appears in Valence Technology, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2010.  We further consent to the reference to our firm under the heading “Experts” in such Registration Statement.

PMB Helin Donovan, LLP Austin, Texas January 11, 2011